Exhibit 99.1

Health Insurance Innovations, Inc. Reports Fourth Quarter and Fiscal 2013 Financial and Operating Results

-Record Quarterly Revenue; Up 33.9% from 4Q2012-

- Company to Host Conference Call and Webcast at 10:00 a.m. EDT, Tuesday, March 18 -

TAMPA, Fla., March 17, 2014 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”), a leading developer, virtual administrator and private exchange for affordable, cloud-based individual health insurance plans and ancillary products, today reported financial and operating results for the fourth quarter and full fiscal year ended December 31, 2013. The Company will host a conference call and webcast at 10:00 a.m. EDT, Tuesday, Mar. 18.

In the fourth quarter, the Company experienced accelerating demand associated with the Patient Protection and Affordable Care Act (“ACA”) open enrollment period, stated Mr. Kosloske, CEO of Health Insurance Innovations. “Our pre-IPO vision was to leverage product strategy and technology to exceed the changing needs of Americans dealing with the ACA. This emerging opportunity has us poised for record success in 2014 and beyond.”

“Navigating through the newly implemented ACA legislation in 2013 proved challenging for the entire industry. Despite these complexities, HII achieved record growth and margins throughout 2013 and successfully positioned the Company to take advantage of the tremendous market opportunities in 2014 and beyond. Our strong quarterly and annual performance reflects a growing licensed-agent distribution network and consumer acceptance of the innovative, affordable health insurance plans and virtual services our Company offers,” said Mike Kosloske.

Company financial highlights include the following:

Fourth Quarter 2013

* Record quarterly revenues of $15.8 million, representing 33.9% growth from $11.8 million in the fourth quarter of 2012

* Record quarterly Premium Equivalents of $27.7 million, representing 30.0% growth from the fourth quarter of 2012 (see the reconciliation of Premium Equivalents to revenues and non-GAAP gross margin within this release)

* Non-GAAP gross margin of $7.7 million, representing 102.6% growth from $3.8 million in the fourth quarter of 2012. For the fourth quarter of 2013, the ratio of non-GAAP gross margin to Premium Equivalents was 27.8% compared to 17.8% for the fourth quarter of 2012, a 1,000 basis point increase

* Adjusted EBITDA of $1.4 million, compared to $1.0 million of Adjusted EBITDA for the fourth quarter of 2012 (see the reconciliation of Net Loss to Adjusted EBITDA within this release)

* Net loss of $0.6 million for the quarter, compared to net income of $0.7 million for the fourth quarter of 2012

Full Year 2013

* Record annual revenues of $56.6 million, representing a 35.1% increase from 2012

* Record Premium Equivalents of $100.0 million, representing a 31.8% increase from 2012 in the upper end of our 2013 guidance

* Non-GAAP gross margin of $23.2 million, representing 77.1% growth from $13.1 million in 2012. For the full year, the ratio of non-GAAP gross margin to Premium Equivalents was 23.2% in 2013, compared to 17.3% for 2012, a 590 basis point increase

* Adjusted EBITDA of $5.0 million, compared to $4.5 million in 2012

* Net loss of $0.6 million for the quarter, compared to net income of $0.7 million for the fourth quarter of 2012

* Record policies in force as of December 31, 2013, totaled 73,686, a 26.8% increase from 58,118 at December 31, 2012

Operational Highlights

During the last several months, the Company launched the industry’s first Insurance Cost Estimator to its distribution network. This web-based tool allows licensed agents to help customers compare the relative costs, benefits and other provisions of HII short-term medical policies to ACA individual major medical plans. The Company also initiated development of a tailored private exchange designed to address the new opportunity created by regulations under the ACA for employers to transition from employer-sponsored group plans to individual health plans. “This new opportunity is significant and is expected to positively affect our growth rate trends as 2014 matures,” said Mike Kosloske.

Policies in force have expanded by 26.8% in the fourth quarter of 2013 to 73,686 compared to 58,118 as of December 31, 2012. The growth in policy count was driven by accelerating demand for affordable health insurance in the fourth quarter and the growth of the Company’s distribution network. During this last quarter of the year, HII added ten call centers and over 900 licensed insurance brokers to its distribution network. As of December 31, 2013, HII’s distribution included 93 call centers and over 10,700 licensed broker distributors.

Fourth Quarter and Annual 2013 Financial Highlights

Fourth quarter revenues of $15.8 million and Premium Equivalents of $27.7 million increased by 33.9% and 30.0%, respectively, over the same metrics for the fourth quarter of 2012. For the full year, 2013 revenues increased 35.1% to $56.6 million compared to 2012. Premium Equivalents increased 31.8% to $100.0 million for 2013, compared to $75.9 million in 2012. A reconciliation of Premium Equivalents to revenues for the three months and annual periods ended December 30, 2013, and 2012, is included in the financial supplement included in this press release. By policy type, the fourth quarter mix of revenues was as follows: 59.2% short-term medical, 19.3% hospital indemnity, and 21.5% ancillary products for the three month period; and 58.9% short-term medical, 21.6% hospital indemnity, and 19.5% ancillary products for all of 2013.

During the fourth quarter of 2013, the Company incurred a pre-tax loss of $1.0 million in comparison to pre-tax income of $0.7 million in the fourth quarter of 2012. The primary driver for this difference was $2.0 million of non-cash stock-based compensation expense. For the full year, the Company reported a pre-tax loss of $8.4 million in comparison to pre-tax income of $3.3 million in 2012. The primary drivers of the 2013 loss were the $5.5 million expense related to the previously disclosed TSG Agency transaction and $6.3 million of non-cash stock-based compensation expense, as well as other increased S,G&A expenses.

EBITDA (earnings before interest, taxes, depreciation and amortization) was ($7.1) million for 2013 compared to $4.5 million in 2012. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA was $5.0 million for 2013, compared to $4.5 million in 2012. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for 2013 and 2012 is included within this press release.

Non-GAAP gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, increased to $7.7 million or 27.8% of Premium Equivalents for the fourth quarter of 2013, compared to $3.8 million of non-GAAP Gross Margin and 17.8% of Premium Equivalents in the same period in 2012. For the full year, non-GAAP gross margin was $23.2 million or 23.2% of Premium Equivalents, compared to $13.1 million or 17.3% of Premium Equivalents in 2012. This 590 basis point increase reflects the acquisition of the Company’s largest distributor in July 2013 and an increase in the proportion of higher-margin ancillary policies in force. A reconciliation of Premium Equivalents to revenues and non-GAAP Gross Margin for the three months and years ended December 31, 2013 and 2012 is included within this press release.

Cash used in operations during 2013 was $1.2 million, compared to cash provided by operations of $5.3 million in 2012. The net cash outflow in 2013 was primarily due to the $5.5 million paid in the TSG Agency transaction and the expansion of our advanced commission program as well as increased S,G&A expenses.

For the fourth quarter of 2013, cash flow from operations totaled $2.2 million. This amount was reduced by $1.1 million of cash paid in the quarter as advanced commissions to HII distributors as part of the Company’s strategy to help its distributors increase new policy production. At December 31, 2013, the Company had $17.1 million in cash and cash equivalents, $15.0 million of investment proceeds receivable that settled on January 2, 2014, $6.9 million in short-term investments (total near-cash assets of $39 million) and no long-term debt.

Commenting on HII’s financial position, Mr. Kosloske added, “Our strong balance sheet and cash position will allow us to continue to invest in internal programs that we believe will broaden our capabilities, product offerings, and the market awareness of our products that meet the affordable health insurance needs of our customers. Additionally, select investments may be made in acquisitions that both enhance our competitive position and more efficiently deploy our capital.”

Initial 2014 Outlook

In 2014, the Company expects strong sales trends to continue. Drivers include elevated market demand created by the ACA for our particular niche of products and continued expansion of our licensed insurance agent network. “Many of our distributors have identified our short-term medical plans as one of very few affordable alternatives that will be available to meet expected growing demand in the individual health insurance market,” said Mr. Kosloske, “particularly outside of the ACA open enrollment period, which in 2014 spans from April 1st through November 15th.”

“HII is continuing to invest in key industry talent, innovative technology, product development and marketing capabilities to remain agile to serve changing consumer needs following the implementation of the ACA. We expect to make investments that are partially funded by our growing operating cash flows in personnel and other costs that will increase market awareness of HII’s brand and products, increase the efficiency and profitability of our sales, and allow us to enter new market segments that are developing due in part to the implementation of the ACA.

We intend to build on 2013 momentum and expect that the growth rate in premium equivalents in 2014 will exceed the record growth rates the Company achieved in 2013.

As we look to the future we see tremendous opportunity led by the following 4 business model strengths:

1.	Price of Insurance Policies: As we predicted prior to going public, individual and family premiums for private insurance have significantly increased, in some states doubling in 2014 over 2013 rates.

•	This makes premiums for our products among the most affordable coverage available to qualified individuals and families and allows them to choose their own doctor or hospital without a penalty.

2.	Products available for year-round sales: Obama Administration officials announced last week that the March 31, 2014, open enrollment deadline - for consumers who want to get coverage on the health insurance exchanges - will not be extended. On and off-exchange enrollment in all individual major medical plans will be limited to the few with a qualifying life event.

•	That means that starting April 1st, the over 300,000 licensed insurance brokers across the country will see significant limitation in products that are both affordable to consumers - and profitable for them to sell – until November 15th. Short-term medical will remain one of the few exceptions.

3.	Product Line Innovation: The ACA has introduced substantial changes to the health insurance industry for consumers, carriers and distributors. Our unique position as a product developer, working with multiple Insurance Carriers, will allow us to remain agile - to rapidly evolve and rapidly advance our pipeline with innovative, profitable products - relevant to the changes in the marketplace.

4.	Digital Focus: The increased dependence on digital technologies to deliver every aspect of our lives — including health insurance purchases as we’ve seen this open enrollment period. HII’s competitive advantages are driven by its consumer-friendly, reliable technologies.

•	We have sold approximately 370,000 policies in the past five years on our unique, virtually administrated “Quote-Buy-Print” platform. We plan to continue our commitment to scalable customer-focused technology as the foundation of our business, and to build processes that deliver satisfying customer experiences, customer loyalty and maximized revenue.

Mr. Kosloske also noted, “Entering 2014, Health Insurance Innovations boasts a fully integrated business model, a cloud-based delivery platform and private exchange, combined with leading product and functional expertise, all focused on creating wins for our distributors, customers and shareholders.”

Conference Call and Webcast

The Company will host a conference call and webcast to discuss these results on Tuesday, March 18, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is (877) 312-8797; the toll number is (678) 825-8236; the passcode is 5382248. A webcast of the conference call may be accessed in the Investor Relations section of HII’s website at http://investor.hiiquote.com/events.cfm. The webcast will be archived for 30 days. Copies of the earnings release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Health Insurance Innovations, Inc.

Headquartered in Tampa, Florida, Health Insurance Innovations, Inc. creates customizable and affordable, high-quality health insurance products and supplemental services through relationships with best-in-class carriers. We are an industry leader in the sale of 12-month short-term medical insurance plans, which provide an economical alternative to Individual Major Medical plans. HII pioneered and engineered its next-generation, cloud-based technology platform to provide licensed agents, brokers, and call centers with real-time health insurance solutions, allowing them to tailor plans to fit consumers’ budgets and needs.

Additional information about HII can be found at www.hiiquote.com. The reference to our website is not intended to incorporate our website into this press release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws.

Forward-looking statements are based on the Company’s current assumptions, expectations and belief are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except share amounts)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$17,054	$750
Cash held on behalf of others	4,591	3,839
Investment proceeds receivable	15,000	—
Short-term investments	6,877	—
Advanced commissions	2,468	297
Income taxes receivable	395	—
Accounts receivable, prepaid expenses and other current assets	1,091	1,078

Total current assets	47,476	5,964
Property and equipment, net of accumulated depreciation	389	213
Capitalized offering costs	—	1,819
Goodwill	18,014	5,906
Intangible assets, net of accumulated amortization	5,281	3,959
Other assets	489	100

Total assets	$71,649	$17,961

Liabilities and stockholders’/member’s equity
Current liabilities:
Accounts payable and accrued expenses	$2,311	$2,062
Carriers and vendors payable	3,310	2,790
Commissions payable	1,453	1,533
Contingent acquisition consideration	1,945	—
Deferred revenue	882	268
Due to member	916	773
Current portion of long-term debt	—	813
Other current liabilities	187	232

Total current liabilities	11,004	8,471
Long-term debt, less current portion	—	2,481
Contingent acquisition consideration	1,931	—
Noncompete obligation	463	626
Due to member pursuant to tax receivable agreement	423	—
Other liabilities	51	45

Total liabilities	13,872	11,623
Commitments and contingencies
Stockholders’/member’s equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 5,309,594 shares issued and 5,179,713 outstanding)	5	—
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 8,566,667 shares issued and outstanding)	9	—
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	28,787	—
Treasury stock, at cost (129,881 shares)	(1,563)	—
Accumulated deficit	(3,355)	—
Member’s equity	—	6,335

Total Health Insurance Innovations , Inc. stockholders’ equity/Health Plan Intermediaries, LLC and Subsidiaries member’s equity	23,883	6,335
Noncontrolling interests	33,894	3

Total stockholders’/member’s equity	57,777	6,338

Total liabilities and stockholders’/member’s equity	$71,649	$17,961

Health Insurance Innovations, Inc.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Statements of Operations

(Unaudited)

($ in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Revenues (premium equivalents of $27,746 and $21,323 for the three months ended December 31, 2013 and 2012, respectively and $100,002 and $75,872 for the year ended December 31, 2013 and 2012, respectively)	$15,821	$11,838	$56,639	$41,940
Third-party commissions	7,806	7,765	32,244	27,858
Credit cards and ACH fees	312	270	1,173	963
Contract termination expense	—	—	5,500	—
Selling general and administrative expenses	7,949	2,825	23,959	8,611
Depreciation and amortization	400	241	1,313	1,012

Total operating costs and expenses	16,467	11,101	64,189	38,444

(Loss) income from operations	(646)	737	(7,550)	3,496
Other expense (income):
Interest (income) expense	(13)	77	1	271
Other expense (income)	413	(14)	850	(35)

Net (loss) income before income taxes	(1,046)	674	(8,401)	3,260
(Benefit) provision for income taxes	(454)	—	18	—

Net income (loss)	(592)	674	(8,419)	3,260
Net (loss) income attributable to noncontrolling interests	(921)	(26)	(5,064)	(89)

Net income (loss) attributable to Health Insurance Innovations, Inc. and Health Plan Intermediaries, LLC	$329	$700	$(3,355)	$3,349

Per share data
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$0.07		$(0.70)

Diluted	$0.06		$(0.70)

Weighted average Class A shares outstanding
Basic	4,925,541		4,813,222
Diluted	5,071,242		4,813,222

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

For the Three Months and Year Ended December 31, 2013 and 2012

(unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net (loss) income	$(592)	$674	$(8,419)	$3,260
Interest (income) expense	(13)	77	1	271
Depreciation and amortization	400	241	1,313	1,012
(Benefit) provision for income taxes	(454)	—	18	—

EBITDA (1)	(659)	992	(7,087)	4,543

Non-cash stock based compensation	2,020	—	6,296	—
Contract termination expense	—	—	5,500	—
Acquisition costs	—	—	301	—

Adjusted EBITDA (2)	$1,361	$992	$5,010	$4,543

(1)	“EBITDA” is defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate Adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance U.S. GAAP. We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues & Non GAAP Gross Margin

For the Three months and Year Ended December 31, 2013 and 2012

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Premium Equivalents	$27,746	$21,323	$100,002	$75,872
Less risk premium	(11,236)	(9,050)	(40,922)	(32,346)
Less amounts earned by third party obligors	(689)	(435)	(2,441)	(1,586)

Revenues	15,821	$11,838	$56,639	$41,940

Less third-party commissions	7,806	7,765	32,244	27,858
Less credit card and ACH fees	312	270	1,173	963

Non GAAP gross margin	$7,703	$3,803	$23,222	$13,119

(1)	“Premium Equivalents” is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium Equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included Premium Equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of Premium Equivalents can provide a useful measure for period-to-period comparisons of our business. Premium Equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	“Non GAAP gross margin” is defined as revenues less third party commissions and credit card and ACH fees. Non GAAP gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included non GAAP gross margin in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of non GAAP gross margin can provide a useful measure for period-to-period comparisons of our business. Non GAAP gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Non GAAP gross margin may not accurately or fully reflect our costs of generating revenues in the periods presented.

CONTACT: Health Insurance Innovations, Inc.:

James P. Dietz

Chief Financial Officer

(877) 376 5831 ext. 282

jdietz@hiiquote.com

Investor Contact:	Media Contact:

Susan Noonan	Andreas Marathovouniotis
S.A. Noonan Communications, LLC	Russo Partners, LLC
(212) 966 3650	(212) 845-4235
susan@sanoonan.com	andreas.marathis@russopartnersllc.com